Exhibit 5.1

Mayer Brown LLP
700 Louisiana Street
Suite 3400
Houston, Texas 77002-2730
Main Tel +1 713 238 3000
Main Fax +1 713 238 4888
www.mayerbrown.com

January 9, 2026

America’s Car-Mart, Inc.

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

Re:	Shares of Common Stock Underlying Warrants of America’s Car-Mart, Inc.

Ladies and Gentlemen:

We have acted as counsel to America’s Car-Mart, Inc., a Texas corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), including the related prospectus included in the Registration Statement, of the resale from time to time of up to 937,487 shares of common stock (the “Shares”), par value $0.01 per share (the “Common Stock”), issuable upon the exercise of warrants (the “Warrants”) issued pursuant to the Credit and Guaranty Agreement (as defined below), by the selling stockholders named in the Registration Statement.

As counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement and the prospectus included therein, (b) the Articles of Incorporation of the Company, as amended, (c) the Amended and Restated Bylaws of the Company, as amended, (d) the Credit and Guaranty Agreement between the Company and Silver Point Finance, LLC, dated as of October 30, 2025 (the “Credit and Guaranty Agreement”) and the Common Stock Purchase Warrant, dated October 30, 2025, and (e) such other documents, records, certificates and other instruments (including resolutions of the Company’s Board of Directors and any committee thereof) as in our judgment are necessary or appropriate for purposes of this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents in accordance with their respective terms.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

America’s Car-Mart, Inc.

January 9, 2026

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the Texas Business Organizations Code, and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company with the Commission on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP